Exhibit (4) (b)
New York Life Insurance and Annuity Corporation

Home Office [200 Continental Drive, Suite 306] [Newark, DE 19713]	Executive Office [51 Madison Ave] [New York, NY 10010]
POLICY DATA PAGE

ANNUITANT	—	[JOHN DOE]	AGE: [55]	[MALE]
POLICY NUMBER	—	[00 000 000]
POLICY DATE	—	[January 1, 2012]
OWNER	—	[THE ANNUITANT]	AGE: [55]	[MALE]

PLAN	—	[NON-QUALIFIED]
PREMIUM PAYMENT:
     Premium Payment:*            [$10,000]

*	This is a modified single premium Policy, as amended by the Guaranteed Minimum Income Benefit (“GMIB”) Rider.
No additional Premium Payments will be accepted at any time. This restriction will apply even if you cancel the GMIB Rider.
PREMIUM PAYMENT DATE:       [January 1, 2012]
VARIABLE ACCOUNT INFORMATION
VARIABLE ACCOUNT ANNUITY COMMENCEMENT DATE:     [January 1, 2047]
DOLLAR COST AVERAGING (DCA) ADVANTAGE ACCOUNT AVAILABLE:
[6-Month DCA Advantage Account]
DCA ADVANTAGE ACCOUNT GUARNTEED MINIMUM INTEREST RATE:
[1.00%] (Annual Effective Rate)
SEPARATE ACCOUNT: NYLIAC Variable Annuity Separate Account III
The Separate Account consists of Investment Divisions that are the variable investment options used to calculate the Variable Accumulation Value of this Policy.
SEPARATE ACCOUNT MORTALITY AND EXPENSE RISK AND ADMINISTRATIVE COSTS CHARGE:
A charge, equal on an annual basis, to [1.35%] of the daily average Variable Accumulation Value.

ICC11-P105-G	SPECIMEN COPY	Page 1

POLICY DATA PAGE
(Page 2 Cont’d.)
NET INVESTMENT FACTOR:
The net investment factor for this Policy used to calculate the value of an Accumulation Unit in any Investment Division of NYLIAC Variable Annuity Separate Account III for a Valuation Period is determined by dividing (a) by (b) and subtracting (c) from the result, where:
a)	is the sum of:
1)	the net asset value of a Fund share held in the Separate Account for that Investment Division determined at the end of the current Valuation Period; plus

2)	the per share amount of any dividend or capital gain distributions made by the Fund for shares held in the Separate Account for that Investment Division if the ex-dividend date occurs during the Valuation Period; and
b)	is the net asset value of a Fund share held in the Separate Account for that Investment Division determined as of the end of the immediately preceding Valuation Period; and

c)	is the daily Mortality and Expense Risk and Administrative Costs Charge, which is 1/365th‡ of the annual Mortality and Expense Risk and Administrative Costs Charge shown on the Policy Data Page.

‡   In a leap year this calculation is based on 366 days.
INVESTMENT DIVISION RESTRICTIONS:
Under the GMIB Rider, allocations to the Investment Divisions are restricted in accordance with the Asset Allocation Category Restrictions, as described below. Each [Policy quarter], we will assess your current allocations to the Investment Divisions within the Asset Allocation Categories and, if necessary, automatically rebalance those allocations to conform to your most recent allocation instructions.
The Investment Division Restrictions will terminate on the earliest of: a) commencement of the GMIB Payments; b) when the Funded Income Benefit equals or exceeds the GMIB prior to the GMIB Payment Commencement Date; or c) cancellation of the GMIB Rider.
      Asset Allocation Category Restrictions:
a)	You cannot have less than [20%] of your total Variable Accumulation Value in Asset Allocation Category A Investment Divisions; and

b)	You cannot have more than [80%] of your total Variable Accumulation Value in Asset Allocation Category B Investment Divisions; and

c)	You cannot have more than [20%] of your total Variable Accumulation Value in Asset Allocation Category C Investment Divisions.
The full list of Investment Divisions, Asset Allocation Categories and Asset Allocation Models are shown on the following pages. The full list of Investment Divisions is not available on an unrestricted basis, as discussed above.

ICC11-P105-G	SPECIMEN COPY	Page 2

POLICY DATA PAGE
(Page 2 Cont’d.)
INVESTMENT DIVISIONS

MainStay VP Balanced	MainStay VP Moderate Allocation Port
MainStay VP Bond	MainStay VP Moderate Growth Allocation
MainStay VP Cash Management	MainStay VP PIMCO Real Return Portfolio
MainStay VP Common Stock	MainStay VP S&P 500 Index
MainStay VP Conservative Allocation Port	MainStay VP T. Rowe Price Equity Income
MainStay VP Convertible	MainStay VP US Small Cap
MainStay VP DFA/DuPont Capital Emerging Mkts	MainStay VP Van Eck Global Hard Assets
MainStay VP Eagle Small Cap Growth	BlackRock Global Allocation V.I.
MainStay VP Flexible Bond Opportunities	Columbia VP Small Cap Value Fund Class 2
MainStay VP Floating Rate	Dreyfus IP Technology Growth
MainStay VP Government	Fidelity VIP Contrafund
MainStay VP Growth Allocation Portfolio	Fidelity VIP Equity —Income
MainStay VP Growth Equity	Fidelity VIP Mid Cap
MainStay VP High Yield Corporate Bond	Janus Aspen Worldwide Portfolio
MainStay VP ICAP Select Equity Portfolio	MFS Investors Trust Series
MainStay VP Income Builder	MFS Research Series
MainStay VP International Equity	Neuberger Berman AMT Mid-Cap Growth
MainStay VP Janus Balanced Portfolio	Royce Micro-Cap Inv
MainStay VP Large Cap Growth	Victory VIF Diversified Stock
MainStay VP MFS Utilities Portfolio
MainStay VP Mid Cap Core
[ALLOCATION ALTERNATIVES:
In addition to the option of creating a portfolio using the Asset Allocation Category Restrictions, you also have the option of creating a portfolio based on the Asset Allocation Models developed by NYLIAC, as described below. These Asset Allocation Models conform to the Asset Allocation Category Restrictions. You may withdraw your participation in either Allocation Alternative at any time by submitting new allocation instructions that conform to the Asset Allocation Category Restrictions. While participating in one of the Allocation Alternatives, your current allocations to the Investment Divisions will be automatically rebalanced every [Policy quarter] to conform to your current allocation instructions.]

ICC11-P105-G	SPECIMEN COPY	Page 3

POLICY DATA PAGE
(Page 2 Cont’d.)
ASSET ALLOCATION CATEGORY RESTRICTIONS
Group A: Conservative
Minimum Allocation: [20%]
Maximum Allocation: [100%]

MainStay VP Bond	MainStay VP Floating Rate
MainStay VP Cash Management	MainStay VP High Yield Corporate Bond
MainStay VP Government	MainStay VP PIMCO Real Return Portfolio
MainStay VP Flexible Bond Opportunity
Group B: Moderate
Minimum Allocation: [0%]
Maximum Allocation: [80%]

MainStay VP Balanced	MainStay VP Moderate Allocation Port
MainStay VP Common Stock	MainStay VP Moderate Growth Allocation
MainStay VP Conservative Allocation Port	MainStay VP S&P 500 Index
MainStay VP Convertible	MainStay VP T. Rowe Price Equity Income
MainStay VP Growth Allocation	MainStay VP MFS Utilities Portfolio
MainStay VP Growth Equity	BlackRock Global Allocation V.I.
MainStay VP ICAP Select Equity Portfolio	Fidelity VIP Contrafund
MainStay VP Income Builder	MFS Investors Trust Series
MainStay VP Janus Balanced Portfolio	MFS Research
MainStay VP Large Cap Growth	Victory VIF Diversified Stock
Group C: Aggressive
Minimum Allocation: [0%]
Maximum Allocation: [20%]

MainStay VP Mid Cap Core	Janus Aspen Worldwide Portfolio
MainStay VP International Equity	MainStay VP Eagle Small Cap Growth Portfolio
MainStay VP US Small Cap	MainStay VP DFA/DuPont Capital Emerging Mkts
Columbia VP Small Cap Value Fund Class 2	MainStay VP Van Eck Global Hard Assets
Dreyfus IP Technology Growth	Neuberger Berman AMT Mid-Cap Growth
Fidelity VIP Equity —Income	Royce Micro-Cap Inv
Fidelity VIP Mid Cap
ASSET ALLOCATION MODELS

Protection: Equity/Income Fund Balance 40/60	Balanced: Equity/Income Fund Balance 60/40
25% MainStay VP Flexible Bond Opportunities	25% MainStay VP Growth Allocation
25% BlackRock Global Allocation V.I	25% MainStay VP Flexible Bond Opportunities
20% MainStay VP Growth Allocation	20% BlackRock Global Allocation V.I
15% MainStay VP Conservative Allocation Port	10% Fidelity VIP Contrafund
10% MainStay VP High Yield Corporate Bond	10% MainStay VP International Equity
5% MainStay VP PIMCO Real Return Portfolio	10% MainStay VP Conservative Allocation Port

Growth: Equity/Income Fund Balance 80/20
35% MainStay VP Growth Allocation
25% Fidelity VIP Contrafund
20% MainStay VP Flexible Bond Opportunities
15% MainStay VP International Equity
5% MainStay VP DFA/Dupont Capital Emerging Mkts

ICC11-P105-G	SPECIMEN COPY	Page 4

POLICY DATA PAGE (Page 2 Cont’d.)
GMIB RIDER INFORMATION
The GMIB Rider is a modification of, and not an additional benefit to, the Income Benefit Rider. The GMIB Rider provides a guaranteed minimum income benefit, determined on the Policy Date, that is funded through the Funded Income Benefit under the Income Benefit Rider. Terms and conditions under the Income Benefit Rider apply to the GMIB Rider except where modified, as described in the GMIB Rider.
GMIB PAYMENT OPTION:     [Life With Cash Refund]
GMIB PAYMENT: [$1,000] [Monthly], payable while the Annuitant is living.
GMIB PAYMENT COMMENCEMENT DATE: [January 1, 2022]
CHANGE OF GMIB PAYMENT COMMENCEMENT DATE:
Earliest Accelerated GMIB Payment Commencement Date: [13 months] from the Policy Date.
Latest Deferred GMIB Payment Commencement Date]: [5 years] after the original GMIB Payment Commencement Date, or [Annuitant’s (oldest Joint Annuitant’s, if applicable) age [85]], whichever is earlier.
Adjusted GMIB Payments resulting from a change to the GMIB Payment Commencement Date will be determined based on the factors below:
Annuity Mortality Table: [Annuity 2000 Mortality Table]

Interest Rate: Moody’s Seasoned Baa Corporate Bond (DBAA) Yield. Adjusted GMIB Payments will be determined using the Moody’s rate in effect three (3) days† prior to the effective date of the change to the GMIB Payment Commencement Date.

† Any day NYLIAC is open for business.

Interest Rate Change Adjustment: If the GMIB Payment Commencement Date is accelerated, the interest rate adjustment will increase the Moody’s rate by [one and one-half percent] [1.50%]. If the GMIB Payment Commencement Date is deferred the interest rate adjustment will decrease the Moody’s rate by [one and one-half percent] [1.50%].
FORMULA DEFINITIONS:
The following are definitions and abbreviations for the variables used in the formulas contained in this Policy Data Page:
•	t = Time (current Business Day)

•	AIBP = Automatic Income Benefit Purchase

•	IBP = Income Benefit Purchase (Automatic Income Benefit Purchase or Discretionary Income Benefit Purchase)

•	PR = Income Benefit Purchase Rate: The amount of income purchased per dollar of Variable Accumulation Value applied to purchase the income. The income purchase rate in effect for an Automatic Income Benefit Purchase and a Discretionary Income Benefit Purchase at the time a purchase is processed.

•	FIB = Funded Income Benefit

•	UIB = Unfunded Income Benefit

•	V = Accumulation Value

•	TR = Target Ratio: The ratio of the Variable Accumulation Value required to purchase the Unfunded Income Benefit relative to the current Accumulation Value in the Policy at the time a purchase is processed.

•	l = Cap: The minimum percentage [90%]of the Variable Accumulation Value that will remain in the Investment Divisions following each Automatic Income Benefit Purchase except for the final Automatic Income Benefit Purchase. The Cap percentage is established on the Policy Date and will not change while this Policy is in effect.

•	m = Target Threshold [8].

ICC11-P105-G	SPECIMEN COPY	Page 5

POLICY DATA PAGE (Page 2 Cont’d.)
GUARANTEED MINIMUM INCOME BENEFIT (GMIB)
The GMIB on any day is determined as follows:
GMIB = Funded Income Benefit + Unfunded Income Benefit
Each Income Benefit Purchase (Automatic Income Benefit Purchase or Discretionary Income Benefit Purchase) increases the Funded Income Benefit and decreases the Unfunded Income Benefit Base and Unfunded Income Benefit as provided in the formulas described below.
•	Funded Income Benefit

The impact of each Income Benefit Purchase on the Funded Income Benefit is calculated as follows:

Revised Funded Income Benefit = Funded Income Benefit Prior to Income Benefit Purchase + [Income Benefit Purchase x Income Benefit Purchase Rate in effect at Time of Purchase]
(The Funded Income Benefit (FIB) is equal to zero on the Policy Date.)
FIBt = FIBt-1 + IBPt x PRt
Income Benefit Purchase Rate: The Income Benefit Purchase Rate will be the greatest of:

A = NYLIAC’s current Income Benefit Purchase Rate in effect at the time of purchase;

B = [0.9] multiplied by an Income Benefit Purchase Rate calculated based on the A2000 Mortality Table (no projection scale and no age setback) and 10-Year CMT Rate in effect three (3) days† prior to the effective date of the purchase; or

C = An Income Benefit Purchase Rate calculated based on the A2000 Mortality Table (no projection scale and no age setback) and one percent (1.0%).

† Any day NYLIAC is open for business.
•	Unfunded Income Benefit
Unfunded Income Benefit = Unfunded Income Benefit Base × GMIB Rate

GMIB Rate: The GMIB Rate is equal to the GMIB on the Policy Date divided by the Premium Payment. The GMIB Rate will not change unless you change the GMIB Payment Commencement Date.
Unfunded Income Benefit Base:

The Unfunded Income Benefit Base is used to determine the Unfunded Income Benefit which is that portion of the GMIB that is not yet funded. It is also used to determine the GMIB Fee and Rider Cancellation Fee. The Unfunded Income Benefit Base is calculated daily at the end of the Business Day after all other transactions (i.e. Partial Withdrawals and Income Benefit Purchases) have been processed.

On the Policy Date, the Unfunded Income Benefit Base is equal to the Premium Payment. The Unfunded Income Benefit Base is reduced by (a) Income Benefit Purchases (Automatic Income Benefit Purchases and, if any, Discretionary Income Benefit Purchases) and (b) withdrawals (Partial Withdrawals, surrender of the Policy and withdrawal of Accumulation Value that is applied to a Variable Account Income Payment option). Withdrawals will also reduce the GMIB.
(a)	The Unfunded Income Benefit Base is reduced by Automatic Income Benefit Purchases and if any, Discretionary Income Benefit Purchases as follows:

Revised Unfunded Income Benefit Base = Unfunded Income Benefit Base Prior to Income Benefit Purchase — (IBPt x PRt ÷ GMIB Rate)

(b)	The Unfunded Income Benefit Base is reduced by withdrawals as follows:

ICC11-P105-G	SPECIMEN COPY	Page 6

POLICY DATA PAGE (Page 2 Cont’d.)
Any withdrawal (Partial Withdrawal, surrender (including amounts free of Surrender Charges), or all, or any portion of, the Variable Accumulation Value withdrawn and applied to the Variable Account Income Payment option) will reduce the GMIB by reducing the Unfunded Income Benefit Base proportionally to the reduction incurred in the Accumulation Value.

Revised Unfunded Income Benefit Base = Unfunded Income Benefit Base Prior to the Withdrawal × (Accumulation Value After the Withdrawal) ÷ (Accumulation Value Immediately Preceding the Withdrawal)
Revised Unfunded Income Benefit = Revised Unfunded Income Benefit Base (as determined in (a) or (b) above) x GMIB Rate
Revised GMIB = Revised Unfunded Income Benefit + Revised Funded Income Benefit
AUTOMATIC INCOME BENEFIT PURCHASE: A pre-defined and non-discretionary Automatic Income Benefit Purchase Formula will be used to deduct a portion of the Variable Accumulation Value as an Automatic Income Benefit Purchase. Automatic Income Benefit Purchases are used to fund the GMIB. Each Automatic Income Benefit Purchase reduces the Unfunded Income Benefit and concurrently increases the Funded Income Benefit until the Funded Income Benefit is equal to the GMIB. The Automatic Income Benefit Purchase Formula will be used to determine if an Automatic Income Benefit Purchase is required and the amount of the required Automatic Income Benefit Purchase.
The Automatic Income Benefit Purchase Formula will be applied on the [second Policy quarter] and every subsequent [Policy quarter], except for the final Automatic Income Benefit Purchase, as described below, until the GMIB Payment Commencement Date. If this formula determines that an Automatic Income Benefit Purchase is required, the purchase will be processed on the same day that the formula is applied. With the exception of the final Automatic Income Benefit Purchase, each Automatic Income Benefit Purchase is subject to a maximum of [ten (10%)] of the Accumulation Value as of the prior Policy quarter.
Final Automatic Income Benefit Purchase
A final application of the Automatic Income Benefit Purchase Formula will be calculated [twenty (20)] Business Days immediately preceding the GMIB Payment Commencement Date to determine if a final Automatic Income Benefit Purchase is necessary, and the amount of the required Automatic Income Benefit Purchase. We will provide notification to you of the upcoming final application of the Automatic Income Benefit Purchase Formula thirty (30) days in advance of the final formula application date. If a purchase is required, it will be processed on the same day that the formula is applied. Following the final Automatic Income Benefit Purchase, if any, we will send you a written confirmation stating the amount of the purchase. Please examine this confirmation carefully. Within [five (5) days] of the GMIB Payment Commencement Date, you may cancel the final Automatic Income Benefit Purchase by returning the confirmation to us with a request to cancel the purchase. On the day we receive your cancellation request, the Automatic Income Benefit Purchase will be reversed. The amount applied to the Variable Accumulation Value will be equal in dollar value to the amount deducted for the Automatic Income Benefit Purchase.
If a final Automatic Income Benefit Purchase is required to fully fund the GMIB, and you cancel the final Automatic Income Benefit Purchase, you may receive a reduced GMIB Payment amount. On the GMIB Payment Commencement Date you will receive a GMIB Payment amount equal to the Funded Income Benefit determined on the day you cancel the final purchase. Please read the attached GMIB Rider for additional details.
     AUTOMATIC INCOME BENEFIT PURCHASE FORMULA:
     Target Ratio: TRt = (UIBt ÷ PRt) ÷ Vt
     Quarterly Automatic Income Benefit Purchase Calculation:
          AIBPt = Vt × {1 — Maximum [l, Minimum (1, m x (1 — TRt)]}
     Final Automatic Income Benefit Purchase Calculation:
          AIBPt = Minimum (UIBt ÷ PRt,Vt)

ICC11-P105-G	SPECIMEN COPY	Page 7

POLICY DATA PAGE
(Page 2 Cont’d.)
DISCRETIONARY INCOME BENEFIT PURCHASE:
Maximum Number of Discretionary Income Benefit Purchases in a Policy Year: [12]
Earliest available purchase: [The second Policy quarter]
Latest available purchase: [Twenty (20) Business Days] prior to the GMIB Payment Commencement Date.
Cancellation Period: Within [ten (10) days] of receipt of the written purchase confirmation.
FEES AND CHARGES
GMIB FEE: A charge percentage, equal on an annual basis to [1.00%], deducted pro-rata from the Investment Divisions each Policy quarter prior to the GMIB Payment Commencement Date. The GMIB Fee is calculated and applied quarterly at the end of the Business Day on the last day of the Policy quarter prior to the Automatic Income Benefit Purchase, if any, and determined as follows:
     (GMIB Fee Percentage) x [Average Daily Unfunded Income Benefit Base Over The Course Of The Policy Quarter]
     The GMIB Fee percentage in effect on the Policy Date will not change while this Policy is in effect.
GMIB RIDER CANCELLATION FEE: [2%] of the Unfunded Income Benefit Base.
SURRENDER CHARGES:
     a) SURRENDER CHARGE SCHEDULE

POLICY YEAR	PERCENTAGE
1	8%
2	7%
3	6%
4	5%
5	4%
6	3%
7	2%
8+	0%
     b) ANNUAL SURRENDER CHARGE FREE AMOUNT(S)
Surrender Charges Are Applied as Follows:
The Surrender Charge will apply to that portion of the amount withdrawn or surrendered that exceeds the greatest of: (A) [10%] of the Accumulation Value as of the last Policy Anniversary ([10%] of the Premium Payment if the withdrawal is made in the first Policy Year), less any prior Partial Withdrawals, made during the current Policy Year, that were free of Surrender Charges; or (B) [10%] of the current Accumulation Value, at the time of the withdrawal, less any prior Partial Withdrawals, made during the current Policy Year, that were free of Surrender Charges; or (C) that portion of the current Accumulation Value, at the time of the withdrawal, that exceeds the Adjusted Death Benefit Premium Payment.
POLICY SERVICE CHARGE: The sum of [$30] may be deducted from the Variable Accumulation Value on each Policy Anniversary and on the date this Policy is surrendered. However, this fee will be waived: a) upon registration with eDelivery of all available materials that we would normally mail to you, or b) upon the Variable Account Annuity Commencement Date, or upon the GMIB Payment Commencement Date. The Policy Service Charge is deducted from the Variable Accumulation Value, pro-rata from each Investment Division, on each Policy Anniversary and on the date of surrender.
INVESTMENT DIVISIONS TRANSFER CHARGE:
Maximum charge for each transfer made to or from an Investment Division after the first twelve (12) transfers during a Policy Year: $30

ICC11-P105-G	SPECIMEN COPY	Page 8

POLICY DATA PAGE
(Page 2 Cont’d.)

MINIMUMS:
Partial Withdrawal amount:	$	[500]
Accumulation Value after a Partial Withdrawal:		$2,000
Premium Payment amount allocated to an Investment Division**:		$25
Transfer amount from an Investment Division**:		$500
Transfer amount to an Investment Division**:		$25
Balance that must be maintained in an Investment Division after a transfer**:		$500
Automatic Asset Reallocation Option transfer amount***:		No Minimum
Variable Accumulation Value required to elect the Automatic Asset Reallocation Option***:		$2,500
Premium Payment amount allocated to the DCA Advantage Account:		$5,000
Discretionary Income Benefit Purchase:	$	[500]

**	Not applicable while the GMIB exceeds the Funded Income Benefit.

***	The Automatic Asset Reallocation Option is not available while the GMIB exceeds the Funded Income Benefit.
[RIDER(S) [AND ENDORSEMENT(S)]:]
[INCOME BENEFIT RIDER (included at no charge)]
[GUARANTEED MINIMUM INCOME BENEFIT RIDER]
Please see attached rider(s) to this Policy for details
STATE INSURANCE DEPARTMENT PHONE NUMBER [XXX-XXX-XXXX]

ICC11-P105-G	SPECIMEN COPY	Page 9